Exhibit A

STOCK PURCHASE AND

REPAYMENT AGREEMENT

THIS STOCK PURCHASE AND REPAYMENT AGREEMENT (this “Agreement”) made and entered into as of April 5, 2023 by and among (i) Robert Camerlinck, having an address at 362 West Riverside Drive, Tequesta, FL (the “Buyer”), and (ii) Marlow Hernandez, having an address at 9725 117th Avenue, Suite 200, Miami, FL 33178 (“MH”) and Hernandez Borrower Holdings, LLC (“HBH” and, together with MH, the “Borrower”). Capitalized terms used but not defined herein shall have the meaning set forth in the Secured Promissory Note, dated as of February 28, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Note”), made by the Borrower to the order of the Buyer, in the original principal amount of $30,000,000.00.

RECITALS

A. WHEREAS, MH is obligated to the Buyer with respect to loan made pursuant to the Note;

B. WHEREAS, the Borrower acknowledges that the Note is due and payable in full and that the outstanding principal amount is $30,000,000 (“Unpaid Principal”);

C. WHEREAS, the Buyer, the Borrower and the Guarantors now desire that the Unpaid Principal be repaid in full by the transfer by the Borrower and the Guarantors of an aggregate of 20,000,000 million shares of Class A Common Stock and Class B Common Stock of Cano Health, Inc. (“Company”) and, with respect to each share of Class B Common Stock, one unit of Primary Care (ITC) Intermediate Holdings, LLC (any reference herein to Class B Common Stock shall mean such share or shares and an equal number of Units) as further described in Exhibit A, to Buyer;

D. WHEREAS, Borrower paid the accrued interest under the Note on the date hereof.

NOW, THEREFORE, in consideration of the mutual undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Repayment of Debt; Transfer of Shares.

(a) Borrower and each Guarantor hereby irrevocably sells, assigns and transfers to Borrower the number and class of shares of Common Stock set forth on Exhibit A (such shares, the “Transferred Shares”). The parties agree that the value per share of Common Stock is $1.50 (the “Purchase Price”), which shall be deemed paid in the form of cancellation of the Unpaid Principal. To the extent not paid prior to the date hereof, the Borrower and the Guarantors shall pay the outstanding fees and costs payable by Borrower to Buyer under the Note to Buyer in cash.

(b) The Note and all related obligations are hereby cancelled and paid in connection with transfer of the Transferred Shares pursuant to Section 1(a).

(c) The Borrower and the Guarantors (each, a “Transferor”) shall cause the Company’s transfer agent, Continental Stock Transfer & Trust (“Continental”), to transfer the Transferred Shares to Borrower’s account, and shall deliver to Continental all required stock powers, signature guaranteed, and such other transfer instructions as may be required by Continental in connection therewith. In addition, each Transferor, it his own expense, shall deliver or cause to be delivered such instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Company, as may be required to give effect to this Agreement.

2. Option by Borrower and Guarantors.

(a) During the one (1) year period following the date hereof (“Exercise Period”), each of Borrower and each Guarantor (each, a “Transferor”) shall, upon the terms and subject to the conditions hereinafter set forth, have the right (the “Option”) to acquire the Transferred Shares transferred by such Transferor to Buyer pursuant to this Agreement for a price equal to $3.00 per share (“Option Price”) (as adjusted in accordance with this Agreement).

(b) Buyer shall not sell the Transferred Shares during the Exercise Period except in connection with a Company Sale (as defined below) or as permitted under Section 2(c)(ii).

(c) Transferor may exercise the Option with respect to his Transfer Shares in either of the two following ways:

(i) Transferor may exercise the Option with respect to all or a portion of his Transfer Shares by providing Notice in accordance with Section 14 (“Traditional Exercise Notice”) of said exercise to Buyer on or before the end of the Exercise Period, which notice shall designate a closing date (the “Closing Date” and the closing of the conveyance of the applicable Transfer Shares herein the “Closing”) for the transfer, which Closing Date shall not be more than five (5) days after the date of such notice.

(ii) Transferor may exercise the Option with respect to all (but not less than all of his Transfer Shares) by providing Notice in accordance with Section 14 of cashless exercise (“Cashless Exercise Notice”). As soon as practicable after the notice of a cashless exercise, Buyer shall transfer to the applicable Transferor a number of shares of Transfer Shares equal to (a) (i) the number of Transferred Shares applicable to the Transferor multiplied by (ii) the excess (if any) of the Average Share Price over the Option Price (b) divided by the Average Share Price. The “Average Share Price” shall be the average of the closing price of a share of Class A Stock for the fifteen (15) consecutive trading days ending on the date the Cashless Exercise Notice is provided. For the avoidance of doubt, the Average Share Price shall not take into account after-hours trades. Following the transfer of shares from Buyer to Transferor under this Section 2(c)(ii), the Option shall terminate as to the applicable Transferor and the Buyer may sell or otherwise transfer the Transferred Shares applicable to the Transferor that are not required to be transferred to Transferor under this Section 2(c)(ii).

(d) In the event of a sale or merger of Cano Health, Inc. or the sale of substantially all of its assets (“Company Sale”), the Option shall be cancelled in exchange for the right of each Transferor to receive the excess (if any) of the consideration paid in respect of a Transferred Share over the Option Price multiplied by the number of Transfer Shares applicable to Transferor.

(e) The number of shares subject to the Option (i.e. Transferred Shares) and the Option Price shall be adjusted in the event of subdivisions, splits, combinations or consolidations, adjustments, recapitalizations, reclassifications, reorganizations or other changes in the capital structure of Cano Health, Inc. or its business.

3. Transferor Representations.

(a) Each Transferor is the lawful owner, of record and beneficially, of the Transferred Shares listed adjacent to his name on Exhibit A and has good and valid title thereto, free and clear of all liens, encumbrances, options, charges, equities and claims of any kind whatsoever (“Encumbrances”), and each Transferor has full right and legal capacity to transfer and sell the Transferred Shares to Buyer under the terms and conditions contained herein. Buyer will own legal and equitable title to the Transferred Shares, free and clear of all Encumbrances of any kind (except, for the avoidance of doubt, the Option).

(b) The execution, delivery and performance of this Agreement by each Transferor do not, and the consummation by Transferors of the transactions contemplated hereby and thereby will not: (i) conflict with or violate the governing documents of the Company or HBH; (ii) conflict with or violate any laws applicable to any of Transferors or Company or by which any of their respective properties is bound or affected, or give any governmental authority or other person the right to challenge the purchase of the Transferred Shares or any of the transactions contemplated hereunder; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on the Transferred Shares or any assets or properties of Company pursuant to any contract to which any of Company or Transferors is a party, or by which any of Company, Transferors or their respective properties are bound or affected; or (iv) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority or other third party. No Person (other than Transferor with respect to the Option) has any agreement, option or any rights capable of becoming an agreement or option for the acquisition of the Transferred Shares or any assets or properties of Company.

4. Compliance with Securities Laws. The Borrower, the Guarantors and the Buyer hereby agree that the transactions contemplated hereunder, including the transfer of the Transfer Shares and the exercise of the Option be done in accordance with applicable securities laws and exchange listing requirements and shall cooperate to effect the transactions contemplated hereunder in accordance such securities laws and listing requirements.

5. Knowledge of Company’s Affairs.

(a) Buyer and each Transferor has knowledge and experience such that he is capable of evaluating the risks and merits of the purchase from Transferors or sale of the Transferred Shares to the Buyer, as the case may be, pursuant to the terms of this Agreement. Each Transferor has evaluated the merits and risks of selling the Transferred Shares on the terms set forth in this Agreement, and is willing to forgo through such sale the potential for future economic gain that might be realized from the continued ownership of the Transferred Shares. Buyer and the Transferors have determined that the Purchase Price represents a fair purchase price for the Transferred Shares as of the date hereof.

(b) Each Transferor has knowledge and experience such that he is capable of evaluating the risks and merits of the repurchase from Buyer of the applicable Transferred Shares from the Buyer, as the case may be, pursuant to the exercise of the Option. Prior to exercise of the Option, each applicable Transferor shall evaluate the merits and risks of repurchasing the Transferred Shares on the terms set forth in this Agreement. Each Transferor hereby acknowledges and agrees that it shall conduct its own due diligence of the Company and the Transferred Shares with respect to the exercise of the Option and will not rely on any representations or warranties of Buyer, other than with respect to its ownership of the Transferred Shares being purchased pursuant to the exercise of the Option. Buyer and the Transferors have determined that the Option Price represents a fair purchase price for the Transferred Shares to be acquired in connection with the exercise of the Option

6. Remedies. Transferors hereby agree that they shall jointly and severally indemnify and save harmless Buyer from and against any and all claims, demands, actions, causes of action, damages, losses, costs, liabilities or expenses (“Claims”) which may be brought against Buyer or its Representatives and/or which any of them may suffer or incur as a result of, in respect of, or arising out of (i) the inaccuracy of any representation or warranty made by any Transferor in this Agreement or (ii) the failure of any of Transferor to comply with any covenants or other commitments made by them in this Agreement. In addition, in the event that the Transferred Shares are not transferred to Buyer free and clear of Encumbrances in accordance with the terms of this Agreement, Buyer may rescind this Agreement and, upon such recission, the Note shall be reinstate in its entirety and the cancellation of such Note hereunder shall be null and void.

7. Counterparts. This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed an original and all of which originals when taken together shall constitute one and the same agreement. Executed original counterparts of this Agreement which are transmitted by facsimile or email attaching a pdf copy shall have the same legal effect as if such counterparts had been hand-delivered to the recipient.

8. Governing Law; Court of Competent Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the principles of conflicts of laws thereof. Each of the parties agrees that any action arising out of or relating to this Agreement, including but not limited to an action for injunctive or provisional relief, shall be brought exclusively in a Court of Competent Jurisdiction, irrevocably submits to the personal jurisdiction of any such court, and waives any objection to the venue of such court and any argument that such court is an inconvenient forum.

9. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof.

11. Binding Effect. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto, including, their respective heirs, executors and administrators.

12. Survival. Any and all representations, warranties, indemnities, covenants, promises and understandings of any kind or nature whatsoever contained herein or in the other Note Documents shall survive the execution and delivery hereof and of any other documents delivered or conveyances made in connection herewith.

13. Amendments and Waivers. No term of this Agreement may be waived, modified or amended except by an instrument in writing signed by the parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

14. Notices. All notices, requests, offers, demands, consents, approvals or other communications (collectively, “Notice”) given to or by the Parties under this Agreement shall be in writing, sent in one or more of the following methods and shall be deemed to have been duly given and received (a) if personally served on the party to whom Notice is to be given, then on the date of service, (b) if sent by email or telephonic facsimile transmission, then on the date sent by email or facsimile if sent on a business day before 5:00 p.m. local time of the recipient, and if not then on the next business day immediately following; provided, however, that if such Notice relates to a change of Notice address or email or a claim or notice of breach or termination right under this Agreement, then Notice shall not be deemed to have been given until Notice is sent using one of the other methods set forth in this Section or (c) if sent by reputable overnight delivery service, addressed to the party to whom Notice is to be given, then one business day after being properly deposited for delivery by such service; in each case, at such party’s address set forth as follows or to any other address, email or facsimile number of which Notice of the change is given to the parties hereunder.

	e-mail	Address

Buyer

Richard Aguilar

Jason Conger

Marlow Hernandez or Hernandez Borrower Holdings, LLC

Rick Sanchez

15. Conflict of Terms. If any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Note Documents, the provision contained in this Agreement shall govern and control.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement, effective as of the day and year first above written.

MH

/s/ Marlow Hernandez
Marlow Hernandez

HBH

HERNANDEZ BORROWER HOLDINGS, LLC

By:	/s/ Marlow Hernandez
Name: Marlow Hernandez
Title: Authorized Signatory

BUYER

/s/ Robert Camerlinck
Robert Camerlinck

GUARANTORS

/s/ Richard Aguilar
Richard Aguilar

/s/ Jason Conger
Jason Conger

/s/ Rick Sanchez
Rick Sanchez

EXHIBIT A

TRANSFERRED SHARES

Name	Portion of Note	Transferred Shares
Richard Aguilar	$7,487,710.64	4,991,807 Class B
Jason Conger	$4,257,667.50	2,838,445 Class B
Marlow Hernandez and Hernandez Borrower Holdings, LLC	$12,805,403.52	8,536,936 Class B
Rick Sanchez	$5,449,218.34	796,272 Class B 2,836,540 Class A
Total	$30,000,000.00	20,000,000

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